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                                                                Exhibit 5
                               February 8, 1995

First National Bancorp
303 Jesse Jewell Parkway
Suite 700
P.O. Box 937
Gainesville, Georgia 30503

     Re: Registration Statement on Form S-4 covering 3,885,050 shares of First National Bancorp to be issued in connection with the acquisition of FF Bancorp, Inc.

Ladies and Gentlemen:

     At your request, we have participated as counsel for First National Bancorp, a Georgia corporation (the "Company"), in the preparation of the above-referenced Registration Statement (the "Registration Statement"), relating to the proposed issuance of 3,885,050 shares (the "Shares") of the Company's common stock, $1.00 par value per share, in connection with the merger of FF Bancorp, Inc. into First National Bancorp under the terms of the Agreement and Plan of Merger described in the Registration Statement.

     In connection with the preparation of the Registration Statement, we have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of the Shares as we have deemed relevant under the circumstances.

     On the basis of the foregoing, it is our opinion that:

     (1) The Company is duly organized and incorporated and is validly existing under the laws of the State of Georgia, with an authorized capitalization consisting of 30,000,000 shares of common stock, $1.00 par value per share.

     (2) The issuance of the Shares has been duly authorized by the Board of Directors of the Company, and when the Shares are issued pursuant to the terms and provisions of the Agreement and Plan of Merger described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

                         Very truly yours,

                         STEWART, MELVIN & FROST


                         By: /s/ T. Treadwell Syfon
                            -----------------------------------
                                  Partner